274 Putnam New Value Fund attachment
2/29/08 Semi

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

For the period ended February 29, 2008, Putnam Management has assumed $3,215 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters

72DD1 (000s omitted)

Class A		13,435
Class B		121
Class C		120

72DD2 (000s omitted)

Class M		131
Class R		23
Class Y		1,745

73A1 (000s omitted)

Class A		0.200
Class B		0.008
Class C		0.037

73A2 (000s omitted)

Class M		0.087
Class R		0.162
Class Y		0.253

74U1 (000s omitted)

Class A		70,908
Class B		14,468
Class C		3,338

74U2 (000s omitted)

Class M		1,616
Class R		178
Class Y		8,058

74V1

Class A		13.87
Class B		13.68
Class C		13.57

74V2

Class M		13.85
Class R		13.71
Class Y		13.88


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.